EXHIBIT 3.2
ODYSSEY COMMUNICATIONS AMENDED AND RESTATED OPERATING AGREEMENT

          THIS AMENDED AND RESTATED OPERATING AGREEMENT ("Operating Agreement") made September 29, 2000, by and between the undersigned parties (Members) and replaces the Operating Agreement dated September 7, 1998 and all prior dated such agreements.

RECITALS

          WHEEREAS, Odyssey Communications, LLC was organized on September 28, 1998 as a Pennsylvania limited liability corporation by the filing of a Certificate of Organization with the Department of State of the Commonwealth of Pennsylvania under and pursuant to the Pennsylvania Limited Liability Law of 1994, 15 Pa. C.S. 8901 et seq., as amended ("Act");

WHEREAS, Allegheny Communications Connect, Inc., a Delaware corporation, obtained a 40% Membership Interest in Odyssey effective July 1, 2000;
WHEREAS, the Members have agreed to enter into this Operating Agreement to conduct and regulate the affairs of Odyssey, the conduct of its business, and the relations of its Members; and
WHEREAS, the Members have agreed that this document shall serve as an "operating agreement' within the meaning of Section 8903 of the Act and supercede any prior dated operating agreements.
AGREEMENT
NOW THEREFORE, in consideration of the mutual promises herein set forth, the parties agree as follows:
ARTICLES I DEFINITIONS
1.1	Definitions. For purposes of this Agreement, the following words or terms have the meanings indicated:
(A)	Administrative Services Agreement shall mean any agreement pursuant to which a Controlled Person of a Member has agreed to provide administrative services to Odyssey.
(B)	Agreement or Operating Agreement shall mean this operating Agreement, as amended from time to time.
(C)	Allegheny Communications Connect, Inc. shall mean Allegheny Communications Connect Inc., a wholly owned subsidiary of Allegheny Ventures, Inc., an Allegheny Energy, Inc. company.
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(D)

Controlled Person shall mean any Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another Person. As used in this definition, the term "control" means the possession, direly or indirectly, of the power to direct or cause the direction of the management and policies of Person, whether through ownership of voting securities, by contract or otherwise.

(E)	Capital Account shall mean the capital account established for each Member in accordance with the following provisions:
(1)

To each Member's Capital Account there shall be credited such Member's capital contributions made to Odyssey pursuant to the provisions of this Agreement, such Member's share of profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 4.4 or 4.5 hereof, and subject to the provisions of Section 6.1, the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(2)

To each Member's Capital Account there shall be debited the amount of cash and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement and such member's share of losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.1 hereof, and liabilities assumed by Odyssey or which are secured by any property contributed by such Member to Odyssey; and

(3)

In the event all or a portion of a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          Allocation for Profits and Losses shall be made in accordance with Sections 4.2 and 4.3 hereof. The Capital Accounts shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), notwithstanding any provision contained herein to the contrary.

(F)	Code shall mean the Internal Revenue Code and the rules and regulations promulgated thereunder, as amended.
(G)

Company Asset means the interest of Odyssey in any entity or security (whether in corporation securities, equity, debt or hybrid securities, partnership or joint venture interests, other contractual rights or otherwise), or group of related entities or securities, and any business and other assets, or group of related businesses and other assets, owned directly or indirectly, by Odyssey and acquired by Odyssey in one transaction or a series of related transactions.

(H)

Depreciation means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recover deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for

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federal income tax purposes at the beginning of such fiscal year, "Depreciation" shall be an amount that bears the same ration to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, "Depreciation" shall be determined by a reasonable method selected by the Members.

(I)	Fair Market Value means the price that would be paid for a given asset in an arm's length transaction between a willing seller and willing buyer, as determined by the Members in their sole discretion.
(J)	Gross Asset Value means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
(1)	The initial Gross Asset Value of any asset contributed by a Member to Odyssey shall be the gross Fair Market Value of such asset, as determined by the Members;
(2)

Except as provided in Section 3.6, the Gross Asset Values of all property of Odyssey shall be adjusted to equal the respective gross Fair market Values of such property, as determined by the Members, as of the following time: (i) the acquisition of any additional Membership Interest in Odyssey by any new or existing Member in exchange for more that a de minimis Capital Contribution: (ii) the distribution by Odyssey to a Member of more than a de minimis amount of property of Odyssey; and (iii) the Liquidation of Odyssey;

(3)	The Gross Asset Value of any property of Odyssey distributed to any Member shall be equal to the gross Fair Market Value of the property on the date of distribution as determined by the Members; and
(4)

The Gross Asset Values of assets of Odyssey shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extend the Members determine that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b), or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(K)	Interest Rate shall mean a per annum rate of interest calculated as the
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Prime interest rate + 1/2 percent, but such rate shall not at any time exceed the maximum rate allowed by law under the applicable circumstances.
(L)	Information shall have the meaning set forth in Section 6.2 hereof.
(M)

Liquidation means (i) when used with reference to Odyssey, the earlier of (a) the date upon which Odyssey is terminated under Section 708(b)(1) of the Code and (b) the date upon which Odyssey ceases to be a going concern and (ii) when used with reference to any Member, the earlier of the date upon which such Member's entire interest in Odyssey is terminated other than by transfer, assignment or other disposition to a Person other than Odyssey.

(N)	Majority Non-Delinquent Members shall mean, at any time, Non-Delinquent Members the Non-Interested Percentage of which aggregate greater than fifty percent (50%).
(O)

Non-Delinquent Member shall mean, (i) with respect to any Interested Transaction, all Members other than the Delinquent Member and (ii) with respect to any other provision in the Agreement which describes a situation which is unique to a particular Member via-a-vis the other Members.

(P)

Non-Interested Percentage Interest shall mean, with respect to any Non-Delinquent Members, such Non-Delinquent Members Interest expressed as a percentage of all Interests of all Non-Delinquent Members, determined by dividing the membership interest owned by such Non-Delinquent Member by the total number of membership interest then owned by all Non-Delinquent Members.

(Q)	Operating Committee shall mean the committee established by the Members pursuant to Section 5.4 hereof.
(R)	Managers shall mean the members of the Operating Committee selected pursuant to Section 5.4 hereof.
(S)	Member or Members shall mean Allegheny Communications Connect, Inc., Alex P. Yawny, Joseph M. Opferman, and any Person later admitted to Odyssey as a member pursuant to Article VII.
(T)	Membership Interest shall mean the membership interest of each Member in Odyssey, as set forth in Section 4.1.
(U)

Net Cash from Operations shall mean the gross cash proceeds from Company operations less the portion thereof (without duplication) used to pay or establish reserves for all Company expenses, operation, debt payments, capital improvements, replacements, contingencies, or for any other use, as determined by the Operating Committee in the exercise of its powers pursuant to the provisions of Article V, and in its sole discretion. Net Cash from Operations shall not be reduced by depreciation, amortization, or similar allowances but shall be increased by any reduction of reserves previously established.

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(V)	Parent shall mean Allegheny Ventures, Inc. with respect to Allegheny Communications Connect with respect to Odyssey.
(W)	Person shall mean any individual, corporation, voluntary association, joint stock company, limited liability company, business or other trust, partnership, or any other legal entity.
(X)

Profits and Losses shall mean Odyssey's taxable income or loss for each fiscal year determined in accordance with generally accepted accounting principles ("GAPP") and the methods followed by Odyssey for federal income tax purposes (for this purpose all tens and the methods followed by Odyssey for federal income tax purposes (for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments.

(1)

There shall be added to such taxable income or taxable loss an amount equal to any income received by Odyssey during such period which is wholly exempt from federal income tax (e.g. interest income which is exempt from federal income tax under Section 103 of the Code.);

(2)

Any expenditures of Odyssey described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(3)

In the event the Gross Asset Value of any Company Asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Article III;

(4)

Gain or loss resulting from any disposition of property or assets of Odyssey with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property or assets disposed of, notwithstanding that the adjusted tax basis of such property or assets differs from its Gross Asset Value;

(5)

In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

(6)

To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(i)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in Liquidation of a Member's Membership Interest in Odyssey, the mount of such adjustment shall be treated as an item of gain (if the

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adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

(Y)

Super Majority shall mean one less vote required for a unanimous decision. If five (5) Board members are voting, four (4) votes out of five (5) votes are required. If four (4) Board members are voting, three (3) votes out of four (4) votes are required. If three (3) Board members are voting, two (2) votes out of three (3) votes are required.

(Z)

Treasury Regulation or Regulation shall mean a regulation or proposed regulation promulgated under the Code by the U.S. Department of Treasury, as amended from time to time, and any successor regulation.

ARTICLE II ORGANIZATION
2.1

Name and Formation of Company. The name of Odyssey is "Odyssey Communications, LLC." The Company may also conduct its business under one or more assumed names. The Company is formed as a Pennsylvania limited liability company under and pursuant to the provisions of the Act by the filing of the Certificate as required by the Act.

2.2	Representations ad Warranties Concerning Formation of Odyssey. Each of the parties represents and warrants to the other that:
(A)

It is validly organized and existing and in good standing according to the laws of the state of its incorporation or organization, and it is qualified to do business in every jurisdiction where the failure to be so qualified would have a material adverse effect on its ability to perform its obligations under this Agreement;

(B)

Neither the formation of odyssey, the execution and delivery this Agreement (including all contracts or other agreements necessary to carry out the purposes of this Agreement), nor the performance of the obligations undertaken pursuant to this Agreement will contravene any provision of, or constitute a default under, any indenture, mortgage debenture, or other agreement to which it or its Controlled Persons is a party or any order, rule or regulation of any court, commission, or governmental agency having jurisdiction;

(C)	It will not willfully or knowingly violate any law or regulation regarding this Company or its business.
2.3

Purpose. The purpose of Odyssey is to conduct any and all activities that may be conducted by a "telecommunications construction, services and consulting company" and to do any and all things and to carry on any and all other activities necessary, convenient or incidental to the accomplishment of the foregoing purposes. The Company shall have all the powers necessary or convenient to effect the foregoing purposes including, but not limited to, the general powers conferred on limited liability companies under the Act. The Members agree to cooperate in obtaining all necessary authorizations from all governmental authorities having jurisdiction as may be required to conduct the purposes of Odyssey.

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2.4

Place of Business. Odyssey shall maintain its principal place of business at R.R. 12, Box 1000, Roseytown Road, Greensburg, PA 15601, or such other place or places as may be designated from time to time by the Members.

2.5

Registered Office and Registered Agent. The registered office of Odyssey in the Commonwealth of Pennsylvania shall be R.R. 12, Box 1000, Roseytown Road, Greensburg, PA 15601, or such other place or places as may be designated from time to time by the Members.

2.6

Intention for Company. Odyssey has been formed as a limited liability company under and pursuant to the Act. The members specifically intend and agree that Odyssey will not be a partnership (including a limited partnership) or any other venture except a limited liability company under and pursuant to the Act. No Member or Member of the Operating Committee shall be construed to be a Member in Odyssey or a Member of any other Member or Person and the Articles, this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise. Further, neither Odyssey nor the Members shall act, or purport to act, as a representative or agent of Allegheny Communications Connect or Controlled Person, except as otherwise set forth in writing. The Members intend that Odyssey be treated as a partnership for tax purposes.

2.7

Condition Precedent to Obligations of the Parties. The effective date of this Operating Agreement shall be subject to the receipt of required regulatory approvals as necessary for the parties to execute and deliver this Operating Agreement and perform hereunder.

ARTICLE III CAPITAL CONTRIBUTION AND CAPITAL ACCOUNTS
3.1	Initial Capital Contributions of the Members. Cash contributions and the Fair Market Value of in-kind contributions made by any Member has been credited to such Member's Capital Account.
3.2

Initial Capital Contributions for New members. Upon the execution of this Agreement, Allegheny Communications Connect will contribute the sum of $250,000 to Odyssey in exchange for a 40% Membership Interest of Odyssey's profit, loss and ownership, effective July 1, 2000.

3.3	Additional Capital Contributions.
(A)

In addition to the initial capital contributions of all the Members required under Section 3.1 and 3.2, each Member shall make additional capital contributions, from time to time, on or before the date specified in any notice form the Board sent in accordance with this Section 3.3, equal to its share of the additional capital contribution identified in any such notice. Each Member's share of any additional capital contribution required by the Board shall be equal to such Member's Membership Interest (expressed as a percentage) multiplied by the amount of the total additional capital contributions required from all Members. Additional capital contributions made by any Member under this Section 3.3(A) shall be credited to such Member's Capital Account. Unless otherwise agreed, all calls for additional capital contributions shall be for cash contributions.

(B)	The Board, by super majority vote, is hereby authorized to make calls on
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each of the Members for additional capital contributions in order for Odyssey to meet its cash, equity and operating requirements, provided that each additional capital contribution call pursuant to this section 3.3 shall be in writing and shall contain the following information:

(1)	The total amount of additional cash capital contributions requested from all Members;
(2)	The amount of additional cash capital contribution required from each Member, including the amount required from the Member to whom the request is addressed;
(3)	The purpose for which the funds are to be applied set forth in reasonable detail; and
(4)	The date, not less than thirty (30) days after the date of the written call, on which payments of the additional cash capital contributions shall be made by the Members.
(C)

If Odyssey does not have sufficient cash to pay its obligations, any Member may agree to advance all or part of the needed funds to or on behalf of Odyssey, provided that such Member obtains the other Member's written consent. Any advance described in this Section 3.3(C) shall bear interest at the Interest rate from the date of the advance until the date of payment, and is not a capital contribution.

3.4

Failure to Make Additional Capital Contribution. If any member fails to make payment when due of all or any portion of its share of Capital Call (such member the "Delinquent Member"), Odyssey shall give written notice such failure to the Delinquent Member with copies to each of the other Members. If the Delinquent Member fails to pay the amount due (including any costs associated therewith and interest on such obligation at the Interest Rate, which costs and interest payments shall not constitute Capital Contributions and shall not cause an increase in the Capital Account of such Delinquent Member) within ten (10) days of the giving of such notice by odyssey, the majority Non-Delinquent Members may elect to allow the Non-Delinquent Members to contribute (in addition to their portion of such Capital Call) all or any portion of such unpaid Capital Call in proportion to their respective Non-Interested Percentage Interests or on such basis as may be agreed among the Majority Non-Delinquent Members. Any such contributing Non-Delinquent Member shall hereinafter be referred to as a "Contributing Member." Effective upon and in consideration for the making of such additional Capital Contributions by the Contributing Members, (1) Odyssey shall issue to the Contributing Members additional Membership Interest so that the Percentage Interest of each Contributing member shall be increased by the number of percentage points equal to a fraction, the numerator of which is equal to the unpaid Capital Call or portion thereof contributed by such Contributing Member and the denominator of which is equal to the current total of all capital accounts as of the date of the Capital Call plus the total of the Capital Call, and (2) the Percentage Interest of the Delinquent Member shall be reduced by the same number of percentage points as the amount of such increase and number of Membership Interest held by the Delinquent Member shall be cancelled to correspond to the number of additional Membership Interest issued to the Contributing Members.

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3.5	Interest. No interest shall be paid on the Capital Account of any Member.
3.6

Adjustments in the Book Value of Odyssey's Assets. Adjustments to the book value of Odyssey's assets and the Members' Capital Accounts permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be made if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

ARTICLE IV MEMBERSHIP INTERESTS, DISTRIBUTIONS AND TAXES
4.1	Membership Interests. As of the effective date of this Agreement, Odyssey's Membership Interests are as follows: Allegheny Communications Connect, Inc. 40% Alex P. Yawny 30% Joseph M. Opferman 30%
4.2

Allocation of Profits. After giving effect to the special allocations set forth in Section 4.4, Profits for any fiscal year shall be allocated to the Members in accordance with their Membership Interest.

4.3

Allocation of Losses. After giving effect to the special allocations set forth in Section 4.4, Losses for any fiscal year shall be allocated to the Members in accordance with their Membership Interest.

4.4	Tax Allocations.
(A)

Items of taxable income, gain, loss and deduction shall be determined in accordance with Section 703 of the Code, and except as otherwise provided in this Article IV, the Members' distributive shares of such items for purposes of Section 702 of the Code shall be determined according to their respective shares of Profits or Losses to which such items relate. In accordance with Section 704(c) of the Code and the regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of Odyssey shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to Odyssey for federal income tax purposes and its Gross Asset Value as of the date of contribution. In the event the Gross Asset Value of any Company Asset is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. The Company shall make curative allocations set forth in Treasury Regulation Section 1.704-3(c) to the extent necessary to fully offset the effect of the ceiling rule on the allocations pursuant to this Article IV. Such curative allocations shall be made at the time of the disposition of property, the allocations with respect to which were affected by the ceiling rule. Such curative allocations shall first be allocations of the gain or loss recognized by Odyssey on such disposition. To the extent such gain or loss is insufficient to fully offset the effect of the ceiling rule with respect to such property, allocations in the amount of such shortfall shall be made of other items of Company

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income, gain or loss of similar character recognized upon the disposition of all or substantially all of the assets of Odyssey. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Article IV are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(B)

Qualified Income Offset, Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be allocated as though this Agreement contained (and there is hereby incorporated herein by reference) (i) a qualified income offset provision that complies with Treasury Regulation Section 1.704(b)(2)(ii)(d) and (ii) minimum gain chargeback and partner minimum gain chargeback provisions which comply with the requirements of Treasury Regulation Section 1.704-2.

(C)

Allocations Upon Liquidating Dispositions. Profits or Losses resulting from the sale or other disposition of all or substantially all of the assets of Odyssey shall be allocated in accordance with this Article IV.

(D)

Tax Credits. All tax credits of Odyssey for a fiscal year shall be allocated among the Members in the same ration as Profits were allocated for such fiscal year, or it there were no Profits for such fiscal year, such tax credits shall be allocated to the Members in accordance with their respective Interests expressed as a percentage.

(E)

Treatment of Taxes Withheld; Distributions With Respect to Certain State and Local Taxes. All amounts withheld or paid by Odyssey pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to a Member, or any such amount that is paid by Odyssey solely by reason of the holding of a Membership Interest by any Member, shall be treated as amounts distributed to such Member pursuant to Section 4.5 hereunder and shall be debited to its Capital Account. Notwithstanding anything to the contrary herein, in the event that nay state, local or other income tax imposed on Odyssey as an entity for any fiscal year is reduced by reason of the holding of a Membership Interest by any Member, an amount equal to the reduction attributable to such Member shall be distributed to such Member within sixty (60) days after the end of the fiscal year.

4.5

Distributions. Other than distributions made pursuant to Article IX on termination, distributions of Net Cash from Operations shall be made at such times (but no less often than annually) as determined by the unanimous consent of the Board, in its sole discretion, to the Members in accordance with their Membership Interest; provided, however, that Members in default under this Agreement shall not be entitled to distributions so long as such Members are in default.

4.6	Non-Discretionary Minimum Distributions. All Members shall have the option to take a cash withdrawal from their capital account on a periodic basis, calculated as follows:
(A)

Odyssey's accountant shall estimate or project its taxable income on April 1st (for the period January 1 march 31), June 1st (for the period April 1 June 30), September 1st (for the period July 1 September 30) and December 31st (for the period October 1 December

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31) of each year.
(B)

On the above dates, the above taxable income shall be multiplied by the maximum individual federal income tax rate plus the maximum individual self-employment tax rate (if wages cause Member to exceed FICA limit then the rate will only include the maximum Medicare portion of the self-employment rate) plus the maximum individual state tax rate plus the maximum individual local income tax rate.

(C)	The resulting product from above paragraph (B) shall then be multiplied by the Member's interest to determine the Member's "current estimated quarterly tax."

The minimum distribution shall be further adjusted by the Member's prior year final tax liability, within the Member's discretion. Accordingly, the minimum distributions shall occur on the following dates and be determined as follows:

Date	Minimum Distribution
April 1st, current year	Greater of the current estimated quarterly tax or 25% of the Member's prior year final tax liability
June 1st, current year	Greater of the current estimated quarterly tax or 25% of the Member's prior year final tax liability
September 1st, current year	Greater of the current estimated quarterly tax or 25% of the Member's prior year final tax liability
December 31st, current year	Greater of the current estimated quarterly tax or 25% of the Member's prior year final tax liability
March 15th, following year (year-end)	Balance of Members tax liability as calculated in above subparagraphs (A), (B), and (C) as applied to Odyssey's actual taxable income for the current year.

If any of the above minimum distributions are not withdrawn on its respective date, the amount of the minimum distribution not withdrawn can be added to a subsequent quarterly minimum distribution or the year-end minimum distribution, and withdrawn upon the above respective date. However, a Member shall not carry-over to the following year any minimum distribution that the Member fails to withdraw. Therefore, any minimum distribution not timely withdrawn by the Member for the current year will remain in the Member's capital account and will not be used to increase the Member's minimum distribution for the following year.

4.7

Limitation on Distributions. No Member shall be entitled to a distribution pursuant to Section 4.5, if after giving effect to the distribution, Odyssey would not be able to pay its debts as they become due in the usual course of business, or if Odyssey's total assets would be less than the sum of its total liabilities. A determination that a distribution is not prohibited und this subsection or the Act may be based either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or

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on a fair valuation or other method that is reasonable under the circumstances.
ARTICLE V- MANAGEMENT OF THE COMPANY
5.1

Board of Directors.

The management and control of Odyssey shall be vested in a Board of Directors, which shall me responsible for the oversight and establishment of policy to be used by the Operating Committee for the implementation of operating procedures respecting the business affairs of Odyssey. The Board of Directors will consist of the Operating Committee plus two (2) independent members from the community. The two (2) independent members from the community and any subsequent vacancies in the positions held by the two (2) independent members from the community shall be selected or filled by the unanimous approval of the Operating Committee. The Board Members shall elect a Chairperson from amongst themselves. The Chairperson shall perform the duties set forth in this Agreement and is designated by the Board of Directors form time to time. Each member, including the Chairperson, shall be entitled to cast one vote with respect to any decisions made by the Board of Directors.

(A)

Notwithstanding any other provision of this Agreement and in enlargement of the laws of Pennsylvania, the actions of Odyssey enumerated below in this subsection (A) may be taken only upon the super majority consent of all of the Members. The actions requiring such approval are:

(i)	Any amendment or restatement of the Certificate or this Agreement;
(ii)	Any material change in the character or scope of the business and affairs of Odyssey;
(iii)	Entering into any partnership or joint venture with one or more third parties;
(iv)	The commission of any act that would contravene any provision of the Certificate of this Agreement or the Act;
(v)	any new issuance of Membership interests to persons not theretofore members of Odyssey;
(vi)	any additional capital contributions required under Section 3.3 hereof; and
(vii)	establishing the salaries, incentive compensation, and employment benefits of the officers and employment contract terms.
(B)

Notwithstanding any other provision of this Agreement and in enlargement of the laws of Pennsylvania, the actions of Odyssey enumerated below in this subsection (B) may be taken only upon the unanimous consent of all of the Members. The actions requiring such approvals are:

(i)	The sale of all or substantially all of the assets and property of Odyssey;
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(ii)	Any merger, consolidation, dissolution or winding-up of Odyssey; and
(iii)	Any discretion distributions as listed in Section 4.5.
(C)

Notwithstanding any other provision of this Agreement and in enlargement of the laws of Pennsylvania, the actions of Odyssey enumerated below in this subsection (C) may be taken only upon the majority consent of all of the Members. The actions requiring such approvals are:

(i)	Any private network contracts with unrelated Member in excess of $1 million;
(ii)	The creation of any lien or encumbrance on the property of Odyssey in excess of $50,000;
(iii)	any voluntary dissolution or termination of tax status of Odyssey;
(iv)	the adoption of an annual budget, prepared by the Operating Committee, for Odyssey in accordance with the provisions of Section 11.4 and any modification to such annual budget;
(v)	the incurrence of any indebtedness by, or expenditure of any funds of, Odyssey in excess of the amount set forth in the approved annual budget.
5.2	Board Meetings.
(A)

All members or their designee shall be present via telephone, cell phone, etc. at a meeting of the Board. The Chairperson of the Board or any Manger shall convene a meeting of the Board by sending a written convening notice, together with a proposed agenda, to the other Managers at least five (5) business days before the date of the meeting. The Board shall meet at least once each quarter at the offices of Odyssey or such other place as shall be specified or fixed in the notice of meeting. The Managers may waive notice convening a meeting of the Board. The presence of the Managers is equivalent to a waiver of the convening notice unless they are attending to object that the meeting was not properly convened.

(B)	Action may be taken by the Board without a meeting, without prior notice if a consent in writing, setting forth the action so taken, shall be signed by all of the Managers entitled to vote.
(C)

THE chairperson shall cause written minutes to be prepared of all action taken by the Operating Committee and shall deliver a copy thereof to each Manager and Member within thirty (30) days after each meeting.

5.3	Appointment of Committees and Officers.
(A)	The Board in its sole discretion may from time to time establish committees to advise and/or research and review those matters and exercise those powers
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determined by the Board in establishing such committee. Unless otherwise specified in the writing designating the committee. A simple majority of the members of the Board may select its Chairman, fix its rules of procedure, fix the time and place of meetings and specify what notice of meeting, if any, shall be given.

(B)	Officers Appointed.
(i)

Except as otherwise provided herein: (A) The officers of Odyssey shall be selected by super majority consent of the Board and shall consist of a President, a Secretary, and a Treasurer and such other officers or agents as the Board may deem necessary, each of whom shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board and until their successors are appointed and qualified, (B) any officer or agent selected or appointed by the Board may be removed at any time, with or without cause, by unanimous consent of the Board; and (C) any vacancy occurring in any office of Odyssey from whatever cause may be filled by super majority action of the Board. The same person may hold any number of offices.

(ii)	The designated Executives shall have general day-to-day responsibility for Odyssey as outlined in 5.4 and shall see that all orders and resolutions of the Members are carried into effect.
(iii)

The Secretary shall attend all meetings for the Board and Operating Committee and record all the proceedings and actions of the Board and Operating Committee in a book to be kept for that purpose. He/She shall give, or cause to be given, notice of all meetings of the Board and Operating Committee, and shall perform such other duties as may be prescribed by the Board or Operating Committee.

(iv)

The Treasurer shall have the custody of Odyssey funds and properties and shall keep full and accurate accounts of receipts and disbursements in books belonging to Odyssey and shall deposit all moneys and other valuable effects in the name and to the credit of Odyssey in such depositories as may be designated by the Operating Committee. He/She shall disburse the funds of Odyssey as may be ordered by the Operating Committee, taking proper vouchers for such disbursements, and shall render to the Chairperson, the President and the Operating Committee, when the Board and/or Operating Committee so requires, an accounting of all transactions as Treasurer and of the financial condition of Odyssey. If required by the Board and/or Operating Committee, he/she shall give Odyssey a bond in such sum and with such surety or sureties as shall be satisfactory to the Board and/or Operating Committee for the faithful performance of the duties of this office, of all books, papers, vouchers, money and other property of whatever kind in his/her possession or under his/her control belonging to Odyssey.

(v)	The Board may elect or appoint such other officers, including, without
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limitation, one or more Vice Presidents and one or more Assistant Treasurers and Assistant Secretaries, as it may deem necessary or appropriate from time to time.
5.4	Operating Committee.
(A)

The Operating Committee shall consist of three (3) Persons. Each Member shall be entitled to name one person ("Managers") to the Operating Committee. The initial Managers will be the Vice President of Allegheny Communications Connect, or his designee, Alex P. Yawny and Joseph M. Opferman, or their designees. Each Manager shall be an employee of a Member or its Parent or a Member. Vacancies on the Operating Committee shall be filled by the Member that appointed (an/or employed) the Manager previously holding the position which is then vacant. If a Member leaves the company and there are only two (2) Members remaining, a replacement Person will be selected by remaining Managers. The Managers shall select a Chairperson from among themselves, The Chairperson shall perform the duties set forth in this Agreement, and as designated by the Operating Committee from time to time.

(B)

Each Manager, including the Chairperson, shall be entitled to case one vote with respect to any decision made by the Operating Committee, and the decisions of the Operating Committee shall be effectuated by the affirmative unanimous vote of the Managers present at a duly convened meeting. The actions requiring such approvals, but are not limited to, are:

(i) The hiring of any direct relation;
(ii) The election of two (2) independent members from the community to serve on the Board of Directors.
5.5

Dealings with Controlled Persons. It is anticipated that Controlled Persons of the Members will provide certain general administrative services to Odyssey. Such services shall be provided pursuant to an Administrative Services Agreement substantially in the form attached hereto as Exhibit A. Such agreement, and any other agreement between Odyssey and Controlled Persons, shall be fully disclosed to, and approved by, the Operating Committee.

5.6	Duties and Obligations of Operating Committee.
(A)

The Operating Committee shall take all actions, which may be necessary or appropriate for the continuance of Odyssey's valid existence as a limited liability company under the laws of the Commonwealth of Pennsylvania.

(B)

The Operating Committee shall use its best efforts to meet all current and future federal income tax requirements to assure that Odyssey will not fail to be classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

(C)	The Operating Committee shall direct the affairs of Odyssey in the best
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interest in Odyssey, including the safekeeping and use of all Company funds and assets (regardless of whether in the immediate possession or control of the Operating Committee) and the use thereof for the benefit of Odyssey.

(D)

The Operating Committee shall, from time to time, prepare and file any amendment to Odyssey's Certificate and any other similar documents, which are required by law to be filed and recorded for any reason in such office or offices as are required under the laws of the Commonwealth of Pennsylvania.

(E)	The Managers shall devote such time to Odyssey business as may be necessary to adequately and properly manage and supervise Odyssey business and affairs in a efficient and workmanlike manner.
5.7	Indemnifications and Insurance.
(A)

To the fullest extent permitted under applicable law, Odyssey shall severally indemnify and hold harmless any Person (an "Indemnified Party") who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Odyssey) by reason of or arising from any acts or omissions (or alleged acts or omission) on behalf of Odyssey or in furtherance of the interests of Odyssey arising out of the Indemnified Party's activities as a member/owner, manager, officer, employee, trustee or agent of Odyssey against losses, damages or expenses (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and for which such Indemnified Party has not otherwise been reimbursed, so long as such Indemnified Party did not act in bad faith or in a manner constituting gross negligence or willful misconduct or materially breach this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contedere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Indemnified Party acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement.

(B)

Without limiting the generality of the foregoing subsection (a), the parties hereto further agree that no Member or Manager shall be personally liable to Odyssey or the Members for monetary damages for breach of its or his fiduciary duty in such capacity, provided, however, that nothing herein shall eliminate or limit such liability (i) for a breach of the Member's/Manager's duty of loyalty to Odyssey or the other Members, (ii) for acts or missions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction form which such Member/Manager derived an improper personal benefit.

(C)

The Operating Committee shall obtain and maintain in force such insurance as it deems necessary to protect the property of Odyssey and to protect Odyssey against liability for claims of third persons, but in not even shall the coverage be less than $3,000,000. The Company shall be a named insured on the policies obtained. Each member shall be provided with a certificate disclosing the issuance of the policy and its basic terms. No such policy shall be canceled by the Operating Committee except after it shall have given at least thirty (30) days prior written notice to the Members to that effect. Except as assumed by

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`	Odyssey, each of the members shall be responsible for insuring itself against damages, losses and liabilities relative to its respective Membership Interest in Odyssey.
ARTICLE VI LIABILITES AND OBLIGATIONS OF MEMBERS
6.1

Limited Liability of Members. The debts, obligations and liabilities of Odyssey, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Odyssey and no Member shall be obligated personally for any such debt, obligation or liability of Odyssey solely by reason of being a Member. This provision notwithstanding, any Member may, by any other agreement or instrument, agree to be obligated personally for any or all of the debts, obligations and liabilities of Odyssey.

6.2	Confidentiality.
(A)

For the purpose of this section 6.2 , unless the context indicates otherwise, the term "Information" means all trade secrets or confidential or proprietary information of Odyssey or of any Member or Member's affiliate revealed, directly or indirectly to one or more of the other Members during the course of this Agreement, regardless of the form in which it appears, or under which it is communicated, all copies or recordings thereof (whether or not made in accordance with this Agreement) and recordings thereof (whether or not made in accordance with this Agreement) and the content of such information, including, but not limited to, all descriptions, economic data, computer programs and models and the results therefrom.

(B)

The Members agree to keep confidential all Information, and shall not, without prior written consent of the others, disclose to any third party, firm, corporation or entity (save and except to its Controlled Persons and their respective legal counsel, accountants and consultants, provided they undertake to comply with the provisions of this Section 6.2) such Information, not shall either Member use any such Information for purposes other than the operations of Odyssey. The Members agree to use their best efforts to limit the disclosure of the Information to only those directors, officers, employees and agents (including legal counsel, accountants and consultants) who need to know such Information.

(C)	The obligations set forth in subsection (B) shall not apply to any Information which a Member can demonstrate:
(1)	Was in its possession prior to the time of disclosure; or
(2)	Was in the public domain at the time of disclosure, or subsequently become part of the public domain through no fault of the Member or any Controlled Person of such Member.
(D)

In the event that Member is legally requested or required (by oral questions, interrogatories, request for Information or documents, subpoena, civil investigative demand or similar process) to disclose any Information, it is agreed that it sill provide the other Members with prompt notice of such request prior to complying therewith so that they may seek an appropriate protective order and/or waive compliance with the Section 6.2. If in the absence of a protective order of the receipt of a waiver hereunder, a Member is nonetheless legally compelled to disclose such Information, it may disclose such Information without liability

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Hereunder. In addition any Member may disclose any Information if such disclosures necessary in connection with the enforcement of the rights of such Member in Odyssey hereunder.
(E)	The confidentiality obligations set forth in this Section 6.2 shall survive any termination of this Operating Agreement for a period of eighteen (18) months following the date of termination.
ARTICLE VII DISPOSITION OF MEMBERSHIP INTERESTS
7.1

General. Except with the unanimous written consent of the Board, or as otherwise permitted by this Article VII, a Member may not sell, assign, pledge, mortgage, hypothecate or otherwise transfer all or any part of its right, title or interest in Odyssey or interest arising pursuant to this Agreement, or all or any part of its right, title or interest in any evidence of indebtedness of Odyssey. No Membership Interest shall be disposed of without compliance with any and all state and federal securities laws and regulations; and unless the assignee of the Membership Interest provides Odyssey with the information agreements that the Members may require in connection with such disposition. Any attempted disposition of a Membership Interest in violation of this Article is invalid and shall be null and void.

7.2

Permitted Dispositions. Subject to the provisions of this Article VII, a Member may assign such Member's Membership Interest in Odyssey in whole or in part to a Controlled Person of such Member or to another Member, with the consent of the Board. If such assignment causes a termination of Odyssey pursuant to Code Section 708(b)(1)(B) prior to the time provide in Section 9.1, such assigning Member shall indemnify and hold harmless the other Members from any and all incremental federal, state and locate tax liability incurred by such other members that would not have been incurred except for the early termination.

7.3

Admission of Substitute Members. Except as provided in Section 7.2, an assignee of all or part of a Member's interest shall be admitted as a substitute Member and shall be entitled to the rights and powers of the assignor only if the Board unanimously consent. If admitted, the substitute Member shall have, to the extent assigned, all of the rights and powers, and shall be subject to all of the restrictions and liabilities, of a Member. As a condition precedent to any Person's becoming a substitute Member, it shall become a party hereto and shall evidence the same by executing and delivering one (or, at the request of Odyssey, more) counterparts of this Agreement.

7.4	Buy-Sell
(A)	Required Offer. A Member shall be required to first offer his interest to Odyssey and/or the remaining Members in the manner set forth below in paragraph (B) upon the occurrence of the following.
(1)	Transfer of a Member's interest.
(2)	Death of Alex P. Yawny and/or Joseph M. Opferman.
(3)	Disability of Alex P. Yawny and/or Joseph M. Opferman as defined in Section 6.2 of their respective Employment Agreements.
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(4)	Termination of Alex P. Yawny and/or Joseph M. Opferman's employment for any reason whatsoever other than death or disability.
(B)	Manner of Offer to Odyssey and Members.
(1)

Whenever an offer of a Member' s interest is required to be made in accordance with the provisions of above paragraph (A), such offer shall be given in writing to Odyssey. The offeror shall include in his or its offer to Odyssey the total interest involved, and the offeror's full name and address. Odyssey, as agent of the offeror, shall then give written notice of the offer to all Members then of record, other than the offeror, within three (3) business days after receipt of the offer. For each Member, the offer shall indicate the total interest that each Member receiving such offer shall be eligible to purchase (the interest being hereinafter called a Member's "proportionate share" which shall be based upon their current membership interest at the time of the offer).

(2)	The offeror's interest shall be offered for purchase as follows:
(i)

The remaining Members shall have the first option to purchase their proportionate share and shall communicate their acceptance of the offer in writing to Odyssey within thirty (30) days after transmission of the offer by Odyssey. An acceptance by the remaining members shall state the maximum interest each Member wishes to purchase.

(ii)

If the interest being purchased do not equal the total interests being offered, then the remaining offeror's interest shall be re-offered to the remaining Members and then Odyssey. Within three (3) business days after receipt of the written acceptances form the remaining Members and/or Odyssey, Odyssey shall give written notice of the acceptances to the offeror (or if offer is made as result of a Member's death, then the deceased member's representative).

(iii)

In the event some but not all of the offeror's interest is purchased by the remaining members, then the balance of the offeror's interest, within the total discretion of the offeror may be offered and transferred to a non-member(s) for a period of thirty (30) days after receipt of the above written acceptances, upon receipt of the written consent of the remaining Member(s).

(iv)

In the event the offeror elects not to offer the remaining interest to a non-member(s), or the remaining interest is offered to a non-member(s) and not all of the offeror's interest is being purchased, then the offeror's remaining interest shall be purchased by Odyssey.

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(3)

Any offer made in accordance with this Section shall be irrevocable during the period in which it may be accepted by either the remaining Members or Odyssey, and shall be conditioned upon the transferee agreeing in writing to be bound by all the terms and conditions of this Agreement.

(C)	Price of Member's Interest.
(1)

The purchase price for the membership interest of Alex P. Yawny and Joseph M. Opferman offered for purchase on account of their death, permanent disability, involuntary termination by Odyssey without Cause as defined on Section 6.1 of their respective Employment Agreements, or voluntary termination by the Member for Good Reason as defined in Section 6.4 of their respective Employment Agreements, shall be calculated as follows:

(i)

Odyssey shall be valued in its totality by an independent appraiser in conformity with the Business Valuation Standards of The Institute of Business Appraisers and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation on the ending day of Odyssey's fiscal quarter preceding the offer. The appraiser selected for the valuation must be mutually acceptable by the remaining Members and the offeror (or if the offer is made as a result of a Member's death, then the deceased Member's representative) by majority vote.

(ii) The price of the offeror's membership interest shall be calculated by multiplying the above appraised value by the membership interest percentage being purchased.
(2)

The purchase price for the membership interest of Alex P. Yawny and Joseph M. Opferman offered for purchase on account of desire to transfer some or all of their interest, involuntary termination by Odyssey for Cause as defined in Section 6.4 of their respective Employment Agreements, or voluntary termination by the Member other than for Good Reason as defined in Section 6.4 of their respective Employment Agreements, shall be the greater of the following:

(i) The offeror's capital account balance on the ending day of Odyssey's fiscal quarter preceding the offer; or
(ii) The purchase price calculated in above paragraph (c)(1) reduced as follows should an offer be made prior to July 1, 2004:
Offer Made Reduction Before 07/01/01 80% After 06/30/01 but
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Before 07/01/02 60% After 06/30/02 but Before 07/01/03 40% After 06/30/03 but Before 07/01/04 20% After 06/30/04 0%
(3)

The purchase price for the membership interest of Allegheny Communications Connect, Inc. offered for purchase on account of their desire to transfer some or all of its interest, shall be the price calculated in above paragraph (C)(1).

(D)	Closing for Purchase of Offeror's Interest. The closing shall occur within forty-five (45) days after the offeror has received written notice of the remaining members' acceptances from Odyssey.
(E)

Payment for Offeror's Interest. At the closing, the remaining Members and/or Odyssey shall pay the purchase price calculated in above paragraph (C) to the offeror (or if the offer is made as a result of a Member's death, then the deceased Member's representative) by cashier's check or wire transfer of immediately available funds to the account designated in writing by the offeror.

ARTICLE VIII. BOOKS OF ACCOUNT, RECORDS AND REPORTS
8.1

Accounting. The Operating Committee shall designate a Member or Members to maintain proper and complete records and books of account, as required by the Act, in which shall be entered fully and accurately all transactions and other matters relative to Odyssey's business as are usually entered into records and books of account maintained by Persons engaged in businesses of like character. The Company books and records shall be prepared in accordance with generally accepted accounting principles consistently applied; and they shall at all times be maintained at the Registered Office of Odyssey and shall be open to the inspection and examination of the Members or their duly authorized representatives upon reasonable notice during regular business hours at the sole cost and expense of the examining Member.

8.2

Reports. As soon as practicable, but no later than the 30th day after the end of each month, the Operating Committee shall send to the Members: (1) Statements of Income; and (2) a report summarizing the fees, distributions and other remuneration or compensation paid by Odyssey for such month to any Members or their respective Controlled Persons. As soon as practicable, but no later than the 60th day after the end of each of the first three fiscal quarters of each fiscal year, and no later than the 60th day after the close of the fiscal year, the Operating Committee shall send to the Members. (1) a balance sheet as of the end of such fiscal period and statements of income and Members' equity of such fiscal period, all of which shall be prepared in accordance with generally accepted accounting principles: (2)a cash flow statement; and (3) a report summarizing the fees, distributions and other remuneration or compensation paid by

22

Odyssey for such fiscal period to any Members or their respective Controlled Persons. All statements shall be unaudited, except the year-end statements, which shall be accompanied by an opinion of independent certified public accountant, in each case unless the Operating Committee agrees to the contrary. To the extent such information exists, the Operating Committee shall provide the Members upon request supplemental detail supporting annual statements.

ARTICLE IX TERMINATION AND DISSOLITOIN OF THE COMPANY
9.1	Payment of Debts; Distributions.
(A)

Upon the winding up of odyssey, the Operating Committee shall proceed with the sale or disposition of the assets and termination of odyssey; and the proceeds of such sale or disposition, together with other available proceeds, shall be applied and distributed in the following order of priority: (1) to the expenses of liquidation; (2) to the payment of all debts and liabilities of Odyssey; and (3) to the establishment of any reserve which the Operating Committee, in its sole discretion, deems reasonable or necessary to provide for any contingent or unforeseen liabilities or obligations of Odyssey or the Operating Committee arising out of or in connection with Odyssey.

(B)

The proceeds, if any, remaining after payment of the amounts described in subsection (A) shall be distributed on or before the later of (i) the end of the taxable year during which such liquidation occurs, or (ii) 90 days after the date of such liquidation, to and among the Members with positive Capital Account balances in the proportion to the balances in each Capital Account, compared to the aggregate of all Capital Accounts. Any Member with a negative balance in its Capital Account upon the winding up of Odyssey shall make a capital contribution in cash to Odyssey to eliminate that negative balance before the later of (i) the end of the taxable year during which such liquidation occurs, or (ii) 90 days after the date of such liquidation.

(C)

Upon the winding up o Odyssey, all right, title and interest to the name "Odyssey Communications, LLC" shall be transferred to and vested in remaining Members excluding Allegheny Communications Connect provided capital account is greater than $.01. If capital accounts are not profitable, name reverts to Allegheny Communications Connect. In connection with such transfer, a value of zero ($0) shall be assigned to the name.

ARTICLE X TAX MATTERS
10.1

Tax Information. On or before May 15th of each year, and a reasonable time before quarterly taxes are due, the Operating Committee shall send to the Members such tax information as shall be appropriate for the preparation by the Members or their respective federal, state and other local income or other tax returns.

10.2

Returns. The Operating Committee shall cause to be prepared and filed on or before the due date (or any extensions thereof) federal, state and local tax or information returns required to be filed by Odyssey. The Operating Committee, to the extent that Company funds are available, shall cause Odyssey to pay any taxes payable by Odyssey (it being understood that the expenses of preparation and filing of such tax returns, and the amounts of such taxes, are

23

expenses of Odyssey and not of the Operating Committee); provided that the Operating Committee shall not be required to cause Odyssey to pay any tax so long as the Operating Committee or Odyssey is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof, such contest does not materially endanger any right or interest of Odyssey and the Operating Committee has considered the impact of such a contest on the Members.

10.3	Elections.
(A)

To the extend that Odyssey my be or is required to make elections for federal, state or local income or other tax purposes, and to the extent that Members may be or are required to make such elections concerning the business of Odyssey, such elections, including those enumerated below, shall be made by the Operating Committee:

(1)	To adopt the calendar year as the annual accounting period, unless otherwise required by law;
(2)	To adopt the accrual method of accounting;
(3)

To compute the allowance for depreciation utilizing the shortest life and fastest method permissible under the Modified Accelerated Cost Recovery System or other applicable depreciation system, for tax purposes only;

(4)	To amortize organization expenditures, if ay, over a sixty (60) month period in accordance with Code Section 195(b) and any similar state statute;
(5)	To amortize start-up expenditures, if any, over a sixty (60) month period in accordance with Code Section 709(b) and any similar state statute;
(6)	To make such other elections as it may deem advisable to reduce Company taxable income to the maximum extent possible and to take deductions in the earliest taxable year possible;
(7)	To make the election provided under Code Section 754 and any corresponding provision of applicable state law at the request of any Member; and
(8)	To elect to be treated as a partnership for federal income tax purposes.
Any other elections shall be made in such manner as id best calculated, in the opinion of the Operating Committee, to serve the best interests of Odyssey and the Members.
10.4

Survival of Obligations. The provisions of this Article regarding tax matters shall survive the termination of the Agreement and/or the termination of any Member's interest under this Agreement and shall remain binding on that Member for a period of time necessary to resolve with the Internal Revenue Service, the Department of Treasury and/or any local tax authority any and all matters regarding the federal, state or local income or other taxation of

24
Odyssey and all present or previous Members.
10.5

Tax Matters Member. Allegheny Communications Connect shall be the tax matters member of Odyssey pursuant to Section 6231(a)(7) of the Code. Allegheny Communications Connect shall inform all other Members of all matters which may come to its attention in its capacity as tax matters member by giving the other Members notice thereof within fifteen (15) days after Allegheny Communications Connect becomes so informed. Following issuance of said notice to all Members, the Members agree to consult with each other and respond to all matters in a manner that most accurately represents the interest of Allegheny Communications Connect and its Members. Expenses incurred at Allegheny Communications Connect level in connection with tax examinations and administrative or judicial proceedings will be shared equally by all members. If any Member in tends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall notify the other Members of its intention and the nature of such inconsistency at least thirty (30) days prior to filing such a notice. No Member shall enter in to any extensions of the limitations period for making assessments on behalf of any other Member without first obtaining the written consent of such Member. Any action specifically reserved for the determination of any member in its separate capacity under Code Sections 6222 through 6232 shall remain so and the provision of this Section 10.5 shall not be interpreted as authorization to act in a contrary manner.

ARTICLE XI FISCAL MATTERS
11.1	Fiscal Year. The fiscal year of Odyssey shall be the calendar year.
11.2

Company Funds. The fund of Odyssey shall be deposited in such bank account or accounts as are selected by the Operating Committee. Withdrawals from any such bank accounts shall be made by the Operating Committee or its duly authorized agent or agents. Company funds shall not be co-mingled with those of any other Person.

11.3

Working Capital. Except as otherwise agreed upon by the Operating Committee, it is the intention of the members that Odyssey shall operate first with the funds to be provided by them as Members under Section 3.1 and with its profits.

11.4

Business Plan. The Company shall operate within the overall parameters of a business plan which shall be submitted for consideration to and approved by the Board as soon as possible after the date hereof August 1 (and modified from time to time as circumstances require) and under annual capital and operating budgets which shall be approved by the Board at least sixty (60) days prior to the commencement of each fiscal year of Odyssey, except for the first. The capital and operating budgets for the first fiscal year shall be drawn and approved by the Board within ninety (90) days of the date hereof.

ARTICLE XOO MISCELLANEOUS
12.1	Governing Law. All question pertaining to this Operating Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
12.2	Notices.
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(A)

Any notice, request, consent, offer or demand required or permitted to be given under this Limited Liability Company Agreement shall be in writing and shall either be delivered in person or mailed by first class mail, postage prepaid, or sent by telex, telecopy or telegram, addressed to the Member at the addresses set forth in 12.2 (B).

(B)

Any notice, request, consent, offer or demand shall be deemed received, given or served, if mailed by first class mail, on the 3rd day after the day of mailing; if sent by telecopy or telegram, 24 hours after the time of dispatch, provided that such telecopy or telegram is confirmed as being delivered; and if sent by a nationally recognized overnight courier, on the 2nd day after the date of mailing.

(a)

If to Buyer, to it at:

Allegheny Communications Connect, inc.
R.R. 12, Box 1000
Roseytown Road
Greensburg, PA 15601
Attention: John W. Flinko

with a copy to:

Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, MD 21740-1766
Attention: Anthony Wilson, Esq.

(b)

If to Seller, to it at:

Odyssey Communications, LLC
R.R. 12, Box 1000
Roseytown Road
Greensburg, PA 15601
Attention: Alex P. Yawny
                  Joseph M. Opferman

with a copy to:

Schiffman & Wojdowski
1300 Fifth Avenue
Pittsburgh, PA 15219-6270
Attention: Wayne M. Chiurazzi, Esq.

12.3

Agreement for Further Execution. As soon as practicable after being requested by the Board to do so, the Members agree to sign, swear to or acknowledge the Certificate required by the Act; to sign, swear to, or acknowledge any amendment or cancellation as required by law; to sign, swear to or acknowledge similar certificates of affidavits or certificates of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by the laws of Pennsylvania; and to cause the filing of any of the same for record wherever such filing shall be required by law.

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12.4	Authority to Amend. This Agreement may not be amended except in a writing executed by all of the Members.
12.5

Entire Agreement. This Agreement, together with the exhibits, contains the entire understanding between the Parties and supersedes any prior understanding and agreements between them respecting the subject matter herein. There are no representations, agreements, arrangements or understanding, oral or written, between or among the Members hereto relating to the subject matter of this Agreement which are not fully expressed or described herein.

12.6

Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which Odyssey does business. If any provision of this Agreement or the application thereto to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other Person or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

12.7	Captions. All Section titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.
12.8

Number and Gender. All the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any Section, paragraph or clause herein may require, the same as if such work had been fully and properly written in such number and gender.

12.9

Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributes, heirs, successors and assigns.

12.10	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.
12.11

Freedom of Action/Corporate Opportunity. (i) invest or own any interest publicly or privately in, or develop a business relationship with, any third party engaged in the same or similar activities or lines of business as, or otherwise in competition with, Odyssey or (ii) do business with any client or customer of Odyssey. Each Member expressly acknowledges and agrees that in the event that a Member or any of its affiliates, officers, employees or agents acquires knowledge of a potential transaction or matter that may be a corporate opportunity for such Member or Odyssey, such Member shall not have a duty to communicate or offer such corporate opportunity to Odyssey or be liable to Odyssey or the other Member for breach of any fiduciary duty by reason of the fact that such Member pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding, or offer such corporate opportunity to Odyssey.

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IN WITNESS WHEREOF, the undersigned Parties have executed this Operating Agreement as of the date first above written.

                                       ODYSSEY COMMUNICATIONS, LLC

                                       By: /s/ Alex P. Yawny
                                                Name: Alex P. Yawny
                                                Title: President

                                       ODYSSEY COMMUNICATIONS, LLC

                                       By: /s/ Joseph M. Opferman
                                                Name: Joseph M. Opferman
                                                Title: Secretary-Treasurer

                                                                                                        (Corporate Seal)

                                       ALEGHENY COMMUNICATIONS CONNECT, INC.

                                       By: /s/ John W. Flinko
                                                Name: John W. Flinko
                                                Title: Vice President

                                       By: /s/ Denise F. Henderson
                                                Name: Denise F. Henderson
                                                Title: Assistant Secretary

                                                                                                        (Corporate Seal)

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EXHIBIT A ADMINISTRATIVE SERVICES AGREEMENT
The following services shall be provided by ACC:
- -	Office space and amenties including square footage required to support three employees free of charge. Financial and/or economic analysis services to be provided free of charge.
This Exhibit A shall be amended by unanimous consent of the Operating Committee from time to time as needed to reflect any additional services that may be offered.
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